Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of the 25th day of September, 2002 (the “Effective Date”), by and between Paul S. Pressler (the “Executive”) and The Gap, Inc., a Delaware corporation (the “Company”).

Section 1.    Term of Agreement

Unless earlier terminated as provided below, the term of this Agreement shall begin on the Effective Date and shall conclude on the fifth anniversary of the Effective Date (the “Term”).

Section 2.    Duties and Scope of Employment

(a)  Position.    The Company will employ Executive in the positions of Chief Executive Officer and President (“CEO”) commencing on the Effective Date. Executive shall be given such duties, responsibilities and authorities as are appropriate to Executive’s position. The Chairman of the Company’s Board of Directors (the “Board”) will recommend to the Board that Executive be made a Director of the Board.

(b)  Obligations.    Executive shall devote Executive’s full business efforts and time to the business and affairs of the Company as needed to carry out Executive’s duties and responsibilities, reporting to the Board.

Section 3.    Base Compensation and Initial Bonus

(a)  Base Compensation.    The Company agrees to pay Executive a base salary at an annual rate of $1,500,000 (“Base Compensation”). Such salary shall be payable in accordance with the standard payroll procedures of the Company and shall be subject to annual review beginning in April 2004.

(b)  Initial Bonus.    Within thirty (30) days after the Effective Date, Executive shall receive a cash bonus of $885,000.00.

Section 4.    Incentive Compensation

Beginning with fiscal year 2003, Executive shall be eligible to participate in the Company’s Executive Management Incentive Award Program (“MICAP”). Executive’s eligibility will continue so long as Executive remains as an executive of the Company. MICAP provides cash incentives as a reward for achieving multiple company financial goals. Subject to any shareholder approval required to make the awards eligible for the performance based compensation exception to the deductibility limit under section 162(m) of the Internal Revenue Code, the awards shall be based upon a target of 125% of the Base Compensation and a maximum of 250% of Base Compensation. For fiscal year 2003, the actual Incentive Compensation payment (payable in April 2004) shall be at least $1,875,000.

Section 5.    Equity Compensation

(a)  Stock Option Grant.    Executive will be granted options on the Effective Date to purchase a total of 5,000,000 shares of the Company’s common stock with the per share exercise prices indicated in the table below. All option grants shall have a 10-year term and are subject to Executive’s continued employment by the Company. Option grants A through E shall vest 20% on the first anniversary of the Effective Date and 1/48th (2.083%) of the remaining balance each month thereafter for the next 48 months. Option grant F shall vest 100% on the sixth anniversary of the Effective Date. Option grant G shall vest 100% on the seventh anniversary the Effective Date.

	Number of Shares Subject to Option	Per Share Exercise Price (as a Percentage of Fair Market Value at Grant)
A	2,000,000	50%
B	500,000	100%
C	500,000	125%
D	500,000	150%
E	500,000	175%
F	500,000	100%
G	500,000	100%

Additional terms regarding all such grants shall be as set forth in the Company’s standard stock option agreement generally applicable to senior executives and in Section 8.

(b)  Annual Long-Term Incentives.    Beginning in April 2004, Executive shall be eligible for additional stock option grants under the Company’s long-term incentive program for senior executives.

(c)  Additional Terms.    All stock option grants are subject to Executive’s continued employment by the Company. Subject to Sections 8(a) and 9(c) and the option’s term, Executive shall have three months from the date Executive ceases to be an employee in which to exercise any options.

Section 6.    Executive Benefits

(a)  In General.    Executive shall be eligible to participate in all the Company’s benefit plans and compensation programs applicable to senior executives, including (without limitation) deferred compensation plans, incentive or other bonus plans, life, disability, health, accident and other insurance programs, and similar plans or programs. The

Company reserves the right to alter, amend or terminate any of its programs or plans, in whole or in part, at any time and for any reason.

(b)  Paid Time Off.    Executive shall be entitled to paid time off (encompassing vacation, sick leave and personal time) under the Company’s policy for senior executives (currently eligibility is 30 business days per year).

(c)  Relocation Benefits.    The Company shall pay for or reimburse Executive for the reasonable expenses of Executive’s relocation to the San Francisco Bay Area, with any necessary tax restoration payments. The Company shall pay the reasonable costs of rental housing during Executive’s search for permanent housing in the San Francisco Bay Area.

Section 7.    Business Expenses and Travel

Executive shall be authorized to incur and shall be reimbursed for all necessary and reasonable travel, entertainment and other business expenses in connection with Executive’s duties hereunder.

Section 8.    Termination Without Cause

In the event that Executive’s employment as CEO is terminated during the Term by the Company due to a change in control or for any reason other than Cause as defined in Section 9(a) (the “Termination Decision”), subject to the provisions of Sections 8(b)-(e), Executive shall be entitled to receive the payments and benefits described in Section 8(a).

(a)  Continuation Pay and Benefits.    Executive shall remain a non-executive employee of the Company and shall receive the following during the twenty-four (24) months following the date of the Termination Decision (the “Continuation Period”):

(1)  Executive’s Base Compensation in effect on the date of the Termination Decision;

(2)  The Incentive Compensation Executive would otherwise have received based on the Company’s actual financial performance during the Continuation Period, up to a maximum payment equal to 100% of Executive’s Base Compensation on the date of the Termination Decision, payable if and when paid to other executives;

(3)  The vesting of those stock options granted to Executive in Section 5(a) that would vest during the anticipated Continuation Period will accelerate to the date of the Termination Decision and Executive will have three months from the date of the Termination Decision in which to exercise such accelerated options. All stock options with vesting dates two years beyond the date of the Termination Decision will be cancelled immediately; and

(4)  Health insurance coverage as provided to other senior executives by the Company.

(b)  Release of Claims.    As a condition to the receipt of the payments and benefits described in this Section, Executive shall be required to execute a release of all claims arising out of Executive’s employment and the termination of employment.

(c)  Conditions to Receipt of Payments and Benefits.    The obligation of the Company to provide the payments and benefits described in this Section shall cease, and all unvested stock options shall terminate in the event and at such time as Executive breaches (unless immaterial) any of the provisions of this Section 8 or of Section 10 or 11, or in the event that Executive’s employment is terminated under any of the provisions contained in Section 9.

(d)  Other Employment.    In the event Executive accepts other employment with a competitor of the Company (defined as another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually) during the otherwise anticipated Continuation Period, Executive will immediately cease to be an employee and shall forfeit all unaccrued pay and benefits contemplated by this Section 8 (except as otherwise contemplated by Section 8(a)(3)). In the event that Executive accepts any other employment with a for-profit enterprise which is not a competitor of the Company (“New Employment”) during the otherwise anticipated Continuation Period: (i) Executive will immediately cease to be an employee of the Company as of the date of such acceptance (“New Employment Date”); (ii) Executive will continue to receive payments during the otherwise anticipated Continuation Period equal to Executive’s Base Compensation as set forth in Section 8(a)(1), subject to the provisions of Sections 8(b) and 8(c), and further provided that Company’s obligations to make such payments to Executive under this Section will be reduced by the amount of any cash compensation Executive receives for other services during the otherwise anticipated Continuation Period; (iii) Executive will cease to receive all other payments and benefits, including Incentive Compensation and health insurance coverage under Sections 8(a)(2) and 8(a)(4) and any other options not vested as of the New Employment Date; and (iv) Executive agrees to notify the Company’s General Counsel in writing of his New Employment and all related financial terms on or before the New Employment Date.

(e)  Other Compensation.    In the event that Executive accepts any other compensation during the Continuation Period for other services (e.g. services provided to a charitable organization or as a Director, consultant or otherwise), Executive will continue to receive the Continuation Pay and Benefits as a non-executive employee as set forth in Section 8(a), subject to the provisions of Sections 8(b)-8(d), and provided that Company’s obligations to make such payments will be reduced by the amount of any cash compensation Executive receives for such other services and that Executive will promptly notify the Company’s General Counsel in writing of the financial terms.

Section 9.    Other Employment Terminations

(a)  Termination for Cause.    If the Company terminates Executive’s employment for Cause at any time, Executive shall receive no further compensation or benefits of any kind as of the effective date of the termination.

Definition of Cause.    For all purposes under this Agreement, “Cause” shall mean termination of Executive’s employment based on a good faith determination by the Board that Executive’s employment be terminated for any of the following reasons: (1) Executive’s participation in, indictment, conviction or admission of any crime involving dishonesty or moral turpitude; (2) Executive’s participation in any act of fraud or intentional malfeasance against the Company; (3) Executive’s material violation of the Company’s Code of Business Conduct; (4) Executive’s material breach of any provision of this Agreement; (5) Executive’s use of alcohol or drugs which interferes with the performance of Executive’s duties under this Agreement or which compromises the integrity and reputation of the Company, its employees or products; or (6) Executive’s absence from employment for a period of more than four (4) weeks in violation of Company policies and without prior notice to the Board of Directors.

(b)  Voluntary Termination by Executive.    If Executive voluntarily terminates Executive’s employment at any time, Executive shall receive no further compensation or benefits of any kind after the effective date of the termination.

(c)  Termination by Death or Disability.    In the event that Executive’s employment with the Company is terminated due to death or disability (as determined under the Company’s long term disability plan), Executive (or Executive’s beneficiaries or estate) shall be entitled to the Company’s applicable death and disability compensation and benefits payable under the Company’s death and disability programs, including, but not limited to death or disability insurance benefits and, in the event of death, the ability to exercise outstanding, unvested stock options (which were granted at least one year prior to death) until the earlier of one year after the date of death or the fixed period provided by the applicable stock option agreement (so long as such benefits are provided in the relevant stock option agreement).

Section 10.    Confidential Information

(a)  Acknowledgement.    The Company and Executive acknowledge that the services to be performed by Executive under this Agreement are unique and extraordinary and that, as a result of Executive’s employment, Executive will be in a relationship of confidence and trust with the Company and will come into possession of “Confidential Information” (1) owned or controlled by the Company, (2) in the possession of the Company and belonging to third parties or (3) conceived, originated, discovered or developed, in whole or in part, by Executive. As used herein “Confidential Information” includes trade secrets and other confidential or proprietary business, technical, personnel or financial information, whether or not Executive’s work product, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, drawings, diagrams, models, vendor or customer names, ID’s, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes. Any information that is not readily available to the public shall be considered to be a trade secret and confidential and proprietary, even if it is not specifically marked as such, unless the Company advises

Executive otherwise in writing. This Section shall apply indefinitely, both during and after the Term.

(b)  Nondisclosure.    Executive agrees that Executive will not, without the prior written consent of the Company’s General Counsel, directly or indirectly use or disclose to any person any information which Executive knows or should know is Confidential Information, during or after Executive’s employment, except as may be necessary in the ordinary course of performing Executive’s duties. Executive will keep the Confidential Information in strictest confidence and trust. Executive shall execute and abide by the Company’s confidentiality agreement. This Section shall apply indefinitely, both during and after the Term.

(c)  Surrender Upon Termination.    Executive agrees that in the event of termination of Executive’s employment as CEO for any reason, Executive will immediately deliver to the Company all property belonging to the Company, including all documents and materials of any nature pertaining to Executive’s work with the Company, and will not take with Executive any documents, materials or property of any description, or any reproduction thereof of any description, containing or pertaining to any Confidential Information.

(d)  No Other Agreements.    Executive represents and warrants that: 1) Executive does not have any other agreements, relationships or commitments to any other person or entity that conflicts with this Agreement or with Executive’s ability to perform his obligations under this Agreement; and (2) Executive will not disclose to the Company, or use, or persuade any other Company employee to use, any proprietary information or trade secrets of a prior employer or other person or entity.

Section 11.    Other Responsibilities of Executive

(a)  No Other Employment.    While employed as an executive of the Company, Executive will not, directly or indirectly, whether as principal, agent, employee, employer, consultant, partner or otherwise, engage in, participate in, or assist in the management of, any other business or services (other than for Executive’s personal passive investments or for a charitable organization), without prior written authorization from the Chairman of the Board. Executive further agrees that in no event will he compete in any way, directly or indirectly, with the Company’s business while an employee in any capacity.

(b)  Agreement Not to Solicit.    While an employee of the Company and for one year thereafter, Executive will not directly or indirectly through any other entity or person, hire or attempt to hire, call upon or solicit or attempt to call upon or solicit, any officer, director, executive, or employee at the Manager level or above of the Company or any of its affiliates.

(c)  Abide by Company Policies.    Executive agrees to abide by and comply with all applicable Company policies including, but not limited to, those contained in the Code of Business Conduct.

Section 12.    Remedies

It is specifically understood and agreed that any breach of the provisions of Section 10 or 11 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by Executive and to obtain both temporary and permanent injunctive relief without the necessity of proving actual damages.

Section 13.    Severable Provisions

The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope, the parties agree that the court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

Section 14.    Miscellaneous Provisions

(a)  Waiver.    No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by the Chairman of the Board or his or her designee. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)  Whole Agreement.    No agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party. Executive acknowledges and agrees that this Agreement supersedes in its entirety any other proposal or agreement regarding Executive’s employment by the Company.

(c)  Notice.    Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Company’s General Counsel.

(d)  Choice of Law.    The laws of the State of California, irrespective of California’s choice-of-law principles, shall govern the validity, interpretation, construction and performance of this Agreement.

(e)  No Assignment of Benefits.    The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 14(e) shall be void.

(f)  Limitation of Remedies.    If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation of any kind other than as provided by this Agreement.

(g)  Employment Taxes.    All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.

(h)  Discharge of Responsibility.    The payments under this Agreement, when made in accordance with the terms of this Agreement, shall fully discharge all responsibilities of the Company to Executive that existed at the time of termination of Executive’s employment.

(i)  Attorney and Consultant Fees.    The Company will reimburse Executive for all reasonable fees incurred in the negotiation and preparation of this Agreement, up to $25,000.00.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by the Chairman of the Board, as of the day and year above written. Executive has consulted (or has had the opportunity to consult) with Executive’s own counsel (who is other than the Company’s counsel) prior to execution of this Agreement.

EXECUTIVE

/S/ PAUL S. PRESSLER
Paul S. Pressler

THE GAP, INC.

/S/ DONALD G. FISHER
Chairman of the Board